Exhibit 4.13

Securities and Exchange Commission	Our ref:	SJM/63043/SMM
100 F Street, NE
Washington DC 20549
USA
19 March 2019

Ladies & Gentlemen

We have read the statements made by Orchard Therapeutics PLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16 of Form 20-F of Orchard Therapeutics PLC on 22 March 2019.  We agree with the statements concerning our firm contained therein.

Yours faithfully

Blick Rothenberg Audit LLP

Blick Rothenberg Audit LLP	Tel:	+44 (0)20 7486 0111
16 Great Queen Street	Fax:	+44 (0)20 7935 6852
Covent Garden	Email:	email@blickrothenberg.com
London WC2B 5AH	Web:	www.blickrothenberg.com

Blick Rothenberg Audit LLP is a UK limited liability partnership, registered in England and Wales No. OC377158. A list of members (who we refer to as partners) is available at the registered office address above. Blick Rothenberg Audit LLP is authorised and regulated by the Financial Conduct Authority to carry on investment business. Blick Rothenberg is an independent member of BKR International.